Exhibit 99.1
AFC REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2008
ALSO UPDATES FISCAL 2008 GUIDANCE

Atlanta, Georgia, August 20, 2008 – AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for its fiscal second quarter which ended July 13, 2008.
Second Quarter 2008 Highlights compared to Second Quarter 2007:
•	Net income was $6.6 million, or $0.26 per diluted share, compared to $6.6 million, or $0.22 per diluted share, last year. Excluding the pre-tax impact of $3.8 million from other non-operating income, net income would have been $4.3 million, or $0.17 per diluted share.
•	Total system-wide sales increased by 1.5 percent compared to 2.9 percent last year.
•	Total domestic same-store sales decreased 1.7 percent compared to a decrease of 2.1 percent last year. International same-store sales increased 1.7 percent compared to an increase of 1.7 percent last year. Total global same-store sales decreased 1.4 percent compared to a decrease of 1.7 percent last year.
•	The Popeyes system opened 32 and closed 31 restaurants, bringing total net unit count to 1,901 compared to 1,878 last year.
•	The Company received $12.3 million for a net favorable settlement related to a director and officers insurance claim previously described in the Company’s public filings.
•	The Company’s board of directors authorized the negotiation of definitive agreements to refranchise and sell company-operated restaurant assets in Atlanta, Georgia and Nashville, Tennessee. As a result, the Company recorded an $8.1 million impairment charge associated with the restaurant assets.
•	Year-to-date, the Company repurchased 2.1 million shares of common stock for $18.9 million. During the quarter, the Company recorded an additional $2.3 million payment for the final installment of the previously announced accelerated stock repurchase program.
•	Effective June 30, 2008, the Company’s interest rate on $100 million of its term loan was reduced to 4.87 percent from 6.40 percent.
Cheryl Bachelder, AFC Chief Executive Officer, stated, “We were pleased with our earnings performance for the second quarter. Our same-store sales continue to be impacted by the current economic environment; however, we believe our marketing and messaging helped us during the quarter as our comparable sales performance continued to outpace the chicken QSR segment. As we move into the second half of this year, we are excited to be rolling-out three new menu platforms designed to generate incremental sales with a focus on portability, value, and lunch occasions.”
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Strategic Plan Update
•	Build the Popeyes Brand
o	During the second quarter, the Company promoted menu offerings with competitive price points in the $3-$5 range. In May and June, Popeyes restaurants featured 8-piece Buffalo Nuggets for $2.99 and in July, the restaurants promoted a Popeyes Firecracker Butterfly Shrimp combo for $4.99.

o	In August, Popeyes will be rolling-out the first of three new menu platforms. The Big Deals platform will feature three new value products priced at $1.49 — The Loaded Chicken Wrap, Delta Mini (featuring Popeyes new Delta sauce), and a Chicken Biscuit. This value offering is focused on driving new traffic from younger consumers while capturing snack and late night dayparts. Each product delivers high quality food at a compelling value.

o	The Company announced GSD&M Idea City as Popeyes new national creative advertising agency. GSD&M clients include Southwest Airlines, BMW, and Kohler. Their initial work for Popeyes will be launched in August with the new Big Deals value sandwiches.
•	Run Great Restaurants
•	The Company continues to focus on utilizing industry-proven tools to improve operations consistency and performance throughout the Popeyes system.
▪	The guest experience monitor (GEM) survey is now in place at more than 75 percent of Popeyes domestic restaurants.

▪	The Company has completed in-restaurant quarterly assessments in approximately two-thirds of Popeyes domestic restaurants. By year-end 2008, all Popeyes restaurants will have received two assessments, moving toward the goal of quarterly assessments in 2009.
•	Strengthen Unit Economics
o	The Company is continuing to work to identify restaurant level margin improvement by implementing tools for ideal food cost, labor scheduling and a new cooking oil management process to increase efficiency in the restaurants. The Company will roll-out these initiatives to the Popeyes system in the fourth quarter of 2008.
•	Align People and Resources to Deliver Results

Refranchising of company-operated restaurants
o	Consistent with the Company’s announced strategic initiative to refranchise company-operated restaurants, the Company has considered refranchising proposals from qualified operators. Such refranchising is in the ordinary course of business and includes the buyers’ obligation to develop new restaurants in under-penetrated markets.
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o	During the second quarter, the Company’s board of directors authorized the negotiation of definitive agreements to refranchise the company-operated restaurants in Atlanta, Georgia. As a result, the Atlanta restaurants are classified as “Assets held for sale” in the balance sheet. Subsequent to the end of the quarter, the board of directors further authorized the negotiation of a definitive agreement to refranchise the company-operated restaurants in Nashville, Tennessee. The Nashville restaurants will be classified as “Assets held for sale” in the third quarter.

o	The Company expects to receive cash of approximately $9 million from refranchising the Atlanta and Nashville restaurants, which is consistent with the Company’s original estimates of proceeds for these markets made at the time the Company’s refranchising strategy was announced. Based on the proposed terms of the refranchising transactions for the Atlanta and Nashville markets, the Company recognized an impairment charge of $8.1 million in the second quarter, which includes a portion of the long-lived assets to be sold plus additional allocated goodwill.

o	The Company remains committed to the strategy of refranchising its restaurants with the best franchise operators for Popeyes long-term growth. Due to the uncertainty in the credit markets, the Company is currently unable to estimate the timing of future refranchising transactions or the aggregate earnings effect. The Company continues to expect cash proceeds of no less than the original estimate of $38-42 million upon the refranchising of all company-operated markets. Future refranchising of the company-operated restaurants in the Memphis and New Orleans markets would, in aggregate, result in substantial net gains.
Second Quarter Performance Review compared to Second Quarter Last Year
Total system-wide sales increased by 1.5 percent. This increase in system-wide sales was comprised of a 1.4 percent increase in franchisee restaurant sales to $387.4 million, and a 3.9 percent increase in company-operated restaurant sales to $18.8 million.
Total domestic same-store sales decreased 1.7 percent compared to a decrease of 2.1 percent last year, and total global same-store sales decreased 1.4 percent compared to a decrease of 1.7 percent last year. Same-store sales for company-operated restaurants decreased 4.3 percent compared to a 7.3 percent decrease last year. Same-store sales performance continues to be impacted by lower transactions as traffic continues to slow due to challenges in the economy and to industry-wide pricing increases to offset rising commodity costs.
Total revenues were $39.3 million, compared to $38.3 million last year. This increase was comprised of approximately $0.8 million from new openings of company-operated restaurants in the Atlanta and Tennessee markets, $0.6 million from the timing of temporary restaurant closures primarily in New Orleans, and $0.7 million primarily from royalties and fees from new franchised restaurants, partially offset by a $0.9 million decrease in same-store sales.
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Company-operated restaurant expenses for food, beverages and packaging as a percentage of sales were 35 percent compared to 34 percent last year, increasing primarily due to commodity costs for chicken, wheat and shortening. Restaurant employee, occupancy and other expenses as a percentage of sales were 53 percent compared to 51 percent last year, increasing primarily due to utilities and insurance related reserves.
General and administrative expenses were $12.0 million, or 3.0 percent of system-wide sales, compared to $9.5 million, or 2.4 percent of system-wide sales last year. This increase was due primarily to costs of new management talent and non-recurring marketing and menu professional fees.
Other income was $3.8 million, or $0.09 per diluted share, which includes a net favorable settlement of a $12.3 million director and officers insurance claim and an $8.1 million impairment charge recognized for company-operated restaurant assets, as discussed above.
Second quarter year-to-date EBITDA was $29.9 million, including $5.1 million for other non-operating income, at a margin of 32.3 percent of total revenues, compared to last year’s EBITDA of $29.4 million, at a margin of 32.9 percent. AFC’s EBITDA computation and reconciliation to GAAP measures are described in detail under the heading “Use of Non-GAAP Financial Measures.”
Operating profit was $12.9 million, compared to $12.7 million last year.
Income tax expense was $4.4 million, an effective tax rate of 40.0 percent, compared to an effective tax rate of 38.3 percent last year.
Net income was $6.6 million, or $0.26 per diluted share, compared to $6.6 million, or $0.22 per diluted share, last year. Net income in the second quarter benefited by approximately $0.09 per diluted share from other non-operating income discussed above.
The Company’s second quarter year-to-date free cash flow remains strong at $16.8 million, including $5.1 million for other non-operating income, compared to $15.4 million last year. AFC’s free cash flow computation and reconciliation to GAAP measures are described in detail under the heading “Use of Non-GAAP Financial Measures.”
The Company recorded an additional $2.3 million payment for the final installment related to the Company’s previously announced accelerated stock repurchase program which was completed on July 7, 2008. Second quarter year-to-date, the Company repurchased 2.1 million shares of common stock for $18.9 million. Under the terms of its current credit facility, the Company has the ability to repurchase an additional $19.3 million of shares during fiscal year 2008. As of August 8, 2008, there were approximately 25.2 million shares of the Company’s common stock outstanding.
Effective June 30, 2008 through June 30, 2010, the Company entered into an interest rate swap agreement on an amount of $100.0 million. The effect of the agreement is to limit interest rate exposure on this portion of the 2005 Credit Facility to a fixed rate of 4.87 percent, compared to 6.40 percent on the previous interest rate swap agreement.
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The Popeyes system opened 32 new restaurants, including 17 units domestically and 15 units internationally, compared to 24 new restaurants last year, and reported 31 permanent restaurant closures.
On a system-wide basis, Popeyes had 1,901 units operating at the end of the second quarter, compared to 1,878 units last year. Total unit count was comprised of 1,576 domestic units and 325 international units in 25 foreign countries and two territories. Of this total, 1,834 were franchised and 67 were company-operated restaurants.
Fiscal 2008 Guidance
The Company expects total domestic same-store sales for fiscal 2008 to be consistent with previous guidance of negative 1.0 to 2.0 percent. The Company also expects global new restaurant openings for 2008 to remain in the range of 115-130 and expects its closure rate to be similar to the past few years. Net openings are expected to be consistent with previous guidance of 5-15 units.
The Company now expects its full year earnings to be $0.75-$0.80 per diluted share, compared to previous guidance of $0.66-$0.71 per diluted share. The revised earnings guidance includes an increase of $0.09 per diluted share of other non-operating income realized in the second quarter, as discussed above.
General and administrative expenses as a percentage of system-wide sales are expected to remain at previous guidance of 3.0 to 3.1 percent, among the lowest percentage in the industry.
Ms. Bachelder concluded, “At the conclusion of our second quarter, I am satisfied that we are managing our resources well in a difficult market environment. We remain confident in our full year earnings guidance. Our highly franchised business model continues to generate strong EBITDA margins and solid free cash flows, giving us the ability to invest in the initiatives that will return maximum value to our shareholders.”
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on August 21, 2008, to review the results of the second quarter of fiscal 2008. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Second Quarter 2008 Earnings Conference Call.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of July 13, 2008, Popeyes had 1,901 restaurants in the United States, Puerto Rico, Guam and 25 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice® by offering investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found at www.afce.com.
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AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Supplemental Financial Information on pages 7 – 12.
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AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
As of July 13, 2008 and December 30, 2007
(In millions, except share data)

	7/13/08	12/30/07
ASSETS
Current assets:
Cash and cash equivalents	$5.5	$5.0
Accounts and current notes receivable, net	12.6	13.1
Assets held for sale	7.7	—
Prepaid income taxes	—	0.5
Other current assets	17.1	16.6

Total current assets	42.9	35.2

Long-term assets:
Property and equipment, net	27.3	42.4
Goodwill	11.1	11.7
Trademarks and other intangible assets, net	48.5	51.6
Other long-term assets, net	15.4	14.1

Total long-term assets	102.3	119.8

Total assets	$145.2	$155.0

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$21.9	$26.1
Other current liabilities	14.9	14.9
Current debt maturities	16.4	14.0

Total current liabilities	53.2	55.0

Long-term liabilities:
Long-term debt	117.7	118.8
Deferred credits and other long-term liabilities	19.1	21.5

Total long-term liabilities	136.8	140.3

Total liabilities	190.0	195.3

Commitments and contingencies
Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 25,227,973 and 27,356,105 shares issued and outstanding at July 13, 2008 and December 30, 2007, respectively)	0.3	0.3
Capital in excess of par value	109.5	127.7
Accumulated deficit	(155.5)	(168.5)
Accumulated other comprehensive income	0.9	0.2

Total shareholders’ deficit	(44.8)	(40.3)

Total liabilities and shareholders’ deficit	$145.2	$155.0

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AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	12 Weeks Ended		28 Weeks Ended
	7/13/2008	7/15/2007	7/13/2008	7/15/2007
Revenues:
Sales by company-operated restaurants	$18.8	$18.1	$45.2	$42.6
Franchise revenues	19.6	19.1	45.4	44.2
Other revenues	0.9	1.1	2.0	2.5

Total revenues	39.3	38.3	92.6	89.3

Expenses:

Restaurant employee, occupancy and other expenses	10.0	9.3	23.2	21.6
Restaurant food, beverages and packaging	6.6	6.1	15.8	14.3
General and administrative expenses	12.0	9.5	28.8	24.4
Depreciation and amortization	1.6	1.6	3.7	3.7
Other expenses (income), net	(3.8)	(0.9)	(5.1)	(0.4)

Total expenses	26.4	25.6	66.4	63.6

Operating profit	12.9	12.7	26.2	25.7
Interest expense, net	1.9	2.0	4.7	4.5

Income before income taxes	11.0	10.7	21.5	21.2
Income tax expense	4.4	4.1	8.5	8.2

Net income	$6.6	$6.6	$13.0	$13.0

Earning per common share, basis:	$0.26	$0.22	$0.50	$0.44

Earnings per common share, diluted:	$0.26	$0.22	$0.50	$0.44

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AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	28 Weeks Ended
	7/13/08	7/15/07
Cash flows provided by (used in) operating activities:
Net income	$13.0	$13.0

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3.7	3.7
Asset write-downs	8.3	0.5
Net loss (gain) on sale and disposal of assets	(0.8)	0.1
Gain on insurance recoveries related to asset damages, net	—	(1.8)
Deferred income taxes	(1.9)	0.7
Non-cash interest, net	(0.1)	(0.2)
Provision for credit losses	—	0.3
Excess tax benefits from stock-based compensation	—	(0.9)
Stock-based compensation expense	1.3	0.8
Change in operating assets and liabilities:
Accounts receivable	0.8	0.1
Prepaid income taxes	0.5	6.0
Other operating assets	(0.3)	0.1
Accounts payable and other operating liabilities	(4.6)	1.6

Net cash provided by operating activities	19.9	24.0

Cash flows provided by (used in) investing activities:
Capital expenditures	(1.9)	(4.9)
Proceeds from dispositions of property and equipment	0.7	—
Property insurance proceeds	—	2.8
Acquisition of franchised restaurants	—	(0.4)
Proceeds from notes receivable	0.5	0.4

Net cash (used in) investing activities	(0.7)	(2.1)

Cash flows provided by (used in) financing activities:
Principal payments - 2005 Credit Facility term loan	(8.6)	(6.6)
Principal payments – other notes	(0.1)	(0.1)
Net borrowings under 2005 revolving credit facility	10.0	—
Increase in restricted cash	(0.5)	(3.3)
Special cash dividends	(0.5)	(0.7)
Proceeds from exercise of employee stock options	—	3.2
Excess tax benefits from stock-based compensation	—	0.9
Stock repurchases	(18.9)	(19.2)
Other, net	(0.1)	(0.3)

Net cash (used in) financing activities	(18.7)	(26.1)

Net increase (decrease) in cash and cash equivalents	0.5	(4.2)
Cash and cash equivalents at beginning of year	5.0	6.7

Cash and cash equivalents at end of quarter	$5.5	$2.5

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	Q2 Ended	Q2 Ended	Year-to-date	Year-to-date
Total Same-Store Sales	7/13/08	7/15/07	7/13/08	7/15/07
Company-operated	(4.3%)	(7.3%)	(5.3%)	(6.7%)
Franchised [a]	(1.5%)	(1.8%)	(1.6%)	(2.7%)

Total Domestic	(1.7%)	(2.1%)	(1.7%)	(2.8%)
International [b]	1.7%	1.7%	2.6%	1.0%

Total Global	(1.4%)	(1.7%)	(1.3%)	(2.5%)
Total Franchised (a and b)	(1.2%)	(1.5%)	(1.2%)	(2.3%)

New Unit Openings
Company-operated	1	1	1	2
Franchised	16	15	33	37

Total Domestic	17	16	34	39
International	15	8	35	14

Total Global	32	24	69	53

Unit Count
Company-operated	67	61	67	61
Franchised	1,509	1,507	1,509	1,507

Total Domestic	1,576	1,568	1,576	1,568
International	325	310	325	310

Total Global	1,901	1,878	1,901	1,878

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Use of Non-GAAP Financial Measures
EBITDA: Calculation and Definition
The following table reconciles second quarter year-to-date 2008, second quarter year-to-date 2007 and fiscal 2007, the Company’s earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) on a consolidated basis to the line on our consolidated statement of operations entitled net income, which we believe is the most directly comparable GAAP measure to EBITDA:

	Year-to-date	Year-to-date
(dollars in millions)	7/13/08	7/15/07	Fiscal 2007
Net income	$13.0	$13.0	$23.1
Interest expense, net	$4.7	$4.5	$8.7
Income tax expense	$8.5	$8.2	$13.8
Depreciation and amortization	$3.7	$3.7	$6.9
EBITDA	$29.9	$29.4	$52.5
Total Revenues	$92.6	$89.3	$167.3
EBITDA as a percentage of Total Revenues (EBITDA margin)	32.3%	32.9%	31.4%
Free cash flow: Calculation and Definition
The following table reconciles second quarter year-to-date 2008, second quarter year-to-date 2007 and fiscal 2007, the Company’s free cash flow on a consolidated basis to the line on our consolidated statement of operations entitled net income, which we believe is the most directly comparable GAAP measure to free cash flow:

	Year-to-date	Year-to-date
(dollars in millions)	7/13/08	7/15/07	Fiscal 2007
Net income	$13.0	$13.0	$23.1
Depreciation and amortization	$3.7	$3.7	$6.9
Stock compensation expense	$1.3	$0.8	$1.7
Maintenance capital expenses	$(1.2)	$(2.1)	$(3.2)
Free cash flow	$16.8	$15.4	$28.5
Total Revenues	$92.6	$89.3	$167.3
Free cash flow as a percentage of Total Revenues	18.1%	17.2%	17.0%
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Management’s Use of Non-GAAP Financial Measures
EBITDA and free cash flow are supplemental non-GAAP financial measures. We use EBITDA and free cash flow, in addition to net income, operating profit and cash flows from operating activities, to assess our performance and believe it is important for investors to be able to evaluate us using the same measures used by management. We believe these measures are important indicators of our operational strength and performance of our business because they provide a link between profitability and operating cash flow. EBITDA and free cash flow as calculated by us are not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA and free cash flow: (a) do not represent net income or cash flows from operations as defined by GAAP; (b) are not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered as an alternative to net income, operating profit, cash flows from operating activities or our other financial information determined under GAAP.
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its new strategic plan including the refranchising of company-operated restaurants and financial projections based on the full implementation of such plan, the Company’s ability to repurchase shares of its common stock under its share repurchase program and the number of shares that may actually be repurchased (if any), projections and expectations regarding same-store sales for fiscal 2008 and beyond, the Company’s ability to improve restaurant level margins, guidance for new openings and restaurant closures, and the Company’s anticipated 2008 performances including projections regarding general and administrative expenses, net earnings per diluted share, EBITDA margins and free cash flows and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2007 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
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